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                                                                   EXHIBIT 10.23

[ALGORX PHARMACEUTICALS, INC. LOGO]

September 16, 2004

Paul Hamelin
8369 Santaluz Village Green East
San Diego CA 92127

Dear Paul:

AlgoRx Pharmaceuticals, Inc. is pleased to offer you a position of President and Chief Operating Officer starting on or before September 27, 2004. In this position you will be reporting to Ronald M. Burch, President and Chief Executive Officer, and will be working out of our corporate office in Secaucus, NJ.

The base salary offered for this exempt position is $12,500 per pay period (bi-weekly pay cycle) and an Annual performance bonus of up to 40% (cash and/or a grant of stock options at Board of Directors' discretion) payable, January 2005. We also wish to extend a signing bonus of $100,000, of which $50,000 will be rendered to you within the first pay period after commencing employment, and the remainder based on the achievement of mutually agreed upon milestone(s) on June 1, 2005. This offer is not to be considered a contract guaranteeing employment for any specific duration and is contingent on the signing of a confidentiality agreement. As an at-will employee, both you and the Company have the right to terminate your employment at any time. Should the company terminate your employment for any reason other than "for cause" (see definition of "cause" below) you will be eligible for severance consisting of your base salary for twelve months, with continued vesting of your stock option grant for twelve months.

On your first day of employment, we will provide additional information about the objectives and policies, benefit programs, general employment conditions and completion of employment and benefit forms. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. The types of acceptable documentation are listed on the Form I-9 of the Immigration and Naturalization Service enclosed in the original offer letter. Please feel free to contact Debra Hopper if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.

Because you will play an important role in the operations and development of AlgoRx, we would like to offer you the award of 5,250,000 shares of AlgoRx common stock (equivalent to approximately 3% of the currently outstanding shares), subject to the approval of the Company's Board of Directors. (Note that the Board of Directors will need to approve a small increase in the total outstanding shares to account for obligations, hence the term "approximately.") These shares would be made available to you at the fair market value set by the board of directors at its September 29, 2004 meeting, 25% on the first anniversary of your employment, then 1/36th of the remaining shares pro rata each month for three years (total vesting time, four years); provided, that all options granted hereunder shall vest immediately if there is a (i) "change of control" of the Company and (ii) your employment is thereafter terminated without "cause" or "constructively terminated" within the twelve month period following the change of control. For purposes of this agreement, "change of control" shall mean (i) a sale of substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving

                500 Plaza Drive, Second Floor, Secaucus NJ 07094
                                  201-325-6900

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corporation (other than merger or consolidation in which the Company shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, own greater than a majority of the stock voting power of the successor corporation); or (iii) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred, other than sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company's operations and activities.

In addition, "cause" shall mean misconduct, including: (i) conviction of any felony or crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful and material breach of your employment agreement; intentional and material damage to the Company's property or (v) material breach of the Proprietary Information and Inventions Agreement or any employee policy of the Company. "Constructive termination" shall mean any of the following actions taken without Cause by the Company or a successor corporation or entity without your consent; (i) substantial reduction of your rate of compensation other than in connection with reductions to the rate of compensation of all officers; (ii) material reduction in your duties, provided, however, that a change in job position (including a change in title) shall not be deemed a "material reduction" unless your new duties are substantially reduced from the prior duties; or (iii) relocation of your principal place of employment to a place greater than 50 miles from your then current principal place of employment.

You will have ten years in which to exercise the options from the date such options vest. I would like to emphasize at present, the stock of AlgoRx is not liquid.

We hope that you will accept this offer and look forward to you joining AlgoRx and playing a major role in building AlgoRx into the preeminent analgesics company.

Sincerely,

/s/ Ronald M. Burch
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Ronald M. Burch, M.D., Ph.D.
President and Chief Executive Officer

cc: D. W. Hopper

Please indicate your acceptance by your signature and return this offer letter to me at your earliest convenience. Thank you.

/s/ Paul Hamlin                                   9/16/2004
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 Signature                                          Date

                500 Plaza Drive, Second Floor, Secaucus NJ 07094
                                  201-325-6900